CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Automatic YRT
Reinsurance Agreement

between

Nationwide Life Insurance Company

and

Nationwide Life and Annuity Insurance Company
Columbus, Ohio

(hereinafter collectively referred to as the “Ceding Company”)

and

Munich American Reassurance Company
Atlanta, Georgia

(hereinafter referred to as “Munich Re, U.S. (Life)”)

Effective	July 1, 2017

Treaty #	4347

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ARTICLE 10 - CLAIMS		18

10.1	Coverage	18
10.2	Notice	18
10.3	Proofs and Other Documentation	18
10.4	Claims Guidelines, Standards and Procedures	19
10.5	Amount and Payment of Reinsurance Benefits	20
10.6	Contestable Claims	21
10.7	Litigated Claims	21
10.8	Return of Premium Due to Misrepresentation or Suicide	22
10.9	Misstatement of Age or Gender	22
10.10	Definitions	22
ARTICLE 11 - RESERVES		23

11.1	Credit for Reserves	23
11.2	Service of Suit	24
ARTICLE 12 - RETENTION LIMIT CHANGES		25

ARTICLE 13.- RECAPTURE		26
13.1	Recapture Upon Increase in Ceding Company Retention	26
13.2	Other Recapture	27
ARTICLE 14 - GENERAL PROVISIONS		28

14.1	Currency	28
14.2	Premium Tax	28
14.3	Minimum Cession and Trivial Amount	28
14.4	Inspection of Records	28
14.5	Interest Rate	28
14.6	Other	28
ARTICLE 15 - DAC TAX		29

ARTICLE 16 - OFFSET		30

ARTICLE 17 - INSOLVENCY		31

17.1	Insolvency of a Party to this Agreement	31
17.2	Insolvency of the Ceding Company	31
17.3	Insolvency of Munich Re, U.S. (Life)	32
ARTICLE 18 - ERRORS AND OMISSIONS		33

ARTICLE 19 - DISPUTE RESOLUTION		35

ARTICLE 20 - ARBITRATION		36

20.1	Arbitration	36
20.2	Underwriting Arbitration	37
ARTICLE 21 –- PRIVACY AND CONFIDENTIALITY		38

21.1	Privacy and Confidentiality	38
21.2	Confidentiality	39
ARTICLE 22 – TERMINAL ACCOUNTING AND SETTLEMENT		42

22.1	Termination	42
ARTICLE 23 - DURATION OF AGREEMENT		44

ARTICLE 24 - NOTICE		45

ARTICLE 25 - EXECUTION		46

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Exhibits

A	–	Ceding Company Retention Limits
B	–	Products Covered and Binding Limits
C	–	Forms, Manuals, and Issue Rules
D	–	Allocation Rules for Placement of Facultative Cases
E	–	Reinsurance Premiums
F	–	Self-Administered Reporting

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Article 1 - PREAMBLE

1.1 Parties to the Agreement

This is a YRT agreement for indemnity reinsurance (this “Agreement”) solely between Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company, Columbus, Ohio (collectively, the “Ceding Company”), and Munich American Reassurance Company of Atlanta, Georgia (“Munich Re, U.S. (Life)”), (each singularly referred to as a “party” and collectively referred to as the “parties”).

The acceptance of risks under this Agreement will create no right or legal relationship between Munich Re, U.S. (Life) and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company. Neither the Ceding Company nor Munich Re, U.S. (Life) shall be liable for any claims, suits or actions as a result of any misconduct, negligence, fraud or criminal activity of any kind committed solely and directly by the other party or its “Representatives” (as defined in Article 2).

This Agreement will be binding upon the Ceding Company and Munich Re, U.S. (Life) and their respective successors and assigns. Neither the Ceding Company nor Munich Re, U.S. (Life) may assign its rights, duties, and obligations under this Agreement to any other party without the prior written consent of the other party.

1.2 Compliance

It is the intention of the Ceding Company and Munich Re, U.S. (Life) to comply with all applicable laws, statutes, regulations and rules. Each party will use its best efforts to continue to be in compliance with all state and federal laws, regulations, judicial and administrative orders applicable to the party and to the business reinsured under this Agreement, including but not limited to those that pertain to sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), and with Trade Embargo Laws, as such laws may be amended from time to time (collectively, “Laws”). Neither party will be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise receive information that a Policy reinsured under this Agreement may insure or be owned, transferred or payable to or be brokered or sold by a Specially Designated National (SDN), as such term is defined by OFAC, or that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation will notify the other party. The Ceding Company will provide to Munich Re, U.S. (Life) written notice of all information known by the Ceding Company regarding the identity of the SDN, including the name, date of birth, country, state or province and street address of the residence and/or business, social security number, driver’s license number or other government identification number, and telephone number(s) of such SDN. The parties will cooperate in order to take all necessary corrective actions to comply with the Laws. No reinsurance claim shall be payable on a policy insuring, owned by or payable to a SDN that does not hold a valid OFAC license.

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Munich: Re, U.S. (Life) shall not be deemed to provide reinsurance nor shall it be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such reinsurance, payment of such claim or provision of such benefit would expose Munich Re, U.S. (Life) to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanction laws or regulations of the United States of America.

1.3 Good Faith

The parties agree that this Agreement is entered into with the understanding that the principles of utmost good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties! rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

1.31    Duty to Disclose. This Agreement requires the continuing utmost good faith of the parties, their Representatives, successors, and assigns. This includes, but is not limited to, a duty of full and fair disclosure, as reasonably determined by an independent actuary, of all information respecting the formation and continuation of this Agreement, and the Policies reinsured hereunder and the duty to make true and complete representations in such disclosures.

1.32    Affirmation by the Ceding Company. The Ceding Company affirms that it has disclosed and shall continue to disclose to Munich Re, U.S. (Life) all matters material to this Agreement, such as its underwriting and policy issue practices (i.e. rules and philosophies), its claims practices, any changes to product loads, charges, or features, its financial condition, and any change in its ownership or control.

1.33    Affirmation by Munich Re, U.S. (Life). Munich Re, U.S. (Life) affirms that it has disclosed and shall continue to disclose to the Ceding Company all matters material to this Agreement, such as its risk and capital management practices (i.e. philosophies), its financial condition, and any change in its ownership or control.

1.4 Construction

This Agreement is subject to and is to be interpreted in accordance with the Laws of the State of Ohio, except that it is agreed that the provisions of Article 20, “Arbitration”, shall be governed by the rules of AIDA Reinsurance and Insurance Arbitration Society (ARIAS.US).

1.5 Entire Agreement

This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersedes any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between the Agreement and the Exhibits hereto, the Exhibits hereto will control. Any change or modification to this Agreement and the Exhibits hereto will be null and void unless made by amendment to this Agreement and signed by both parties.

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1.6 Severability

In the event that any provision or term of this Agreement is determined to be illegal, invalid, or unenforceable, all of the other terms and provisions shall remain in full force and effect. However, if a provision or term is held to be illegal and is also a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement, subject to Article 22.

1.7 Non-waiver

No act, delay, omission, course of dealing or prior transaction by or between the parties to this Agreement shall constitute a waiver of any right or remedy under this Agreement. No waiver of any right or remedy under this Agreement shall be construed to be a waiver of any other or subsequent right or remedy under this Agreement.

1.8 Survival

The representations, warrants, covenants and agreements respectively required to be made by both parties shall survive the termination or expiration of this Agreement, to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination or expiration.

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Article 2 – DEFINITIONS

Agreement – shall have the meaning set forth in Section 1.1.

Agreement Termination Date – shall have the meaning set forth in Article 23.

Automatic Binding Limits – shall have the meaning set forth in Exhibit B and applied as provided for in Section 3.1.

Business Decisions – shall have the meaning as set forth in Section 3.5.

ER Guidelines – shall have the meaning set forth in Article 9.

Ceding Company Retention – shall have the meaning set forth in Article 13.

Claim Exception – shall have the meaning set forth in Section 10.4.

Claim Proofs – shall have the meaning set forth in Section 10.3.

Claims Procedures – shall have the meaning set forth in Section 10.4.

Confidential Information – shall have the meaning set forth in Article 21.

Contestable Claim – shall have the meaning set forth in Section 10.3.

Customer Information – shall have the meaning set forth in Article 21.

Effective Date – shall have the meaning set forth in Article 25.

Error – shall have the meaning set forth in Article 18.

Laws – shall have the meaning set forth in Section 1.2.

Litigation Expenses – shall have the meaning set forth in Section 10.10.

New Business – shall have the meaning as set forth in Section 3.3.

Non-Contestable Claim – shall have the meaning set forth in Section 10.3.

OFAC – shall have the meaning set forth in Section 1.2.

Party or Parties – shall have the meaning set forth in Section 1.1.

Policy or Policies – shall have the meaning set forth in Section 3.1.

Prudent Underwriting Judgment – shall have the meaning set forth in Section 3.1(c).

Punitive Damages - shall have the meaning set forth in Section 10.11.

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Remittance Date – shall have the meaning set forth in Section 7.3.

Representatives – means a party’s directors, officers, employees, agents, affiliates, consultants, advisors, third party administrators or independent contractors.

Statutory Interest – shall have the meaning set forth in Section 10.5.

Statutory Penalties – shall have the meaning set forth in Section 10.10.

Underwriting Guidelines – shall have the meaning set forth in Section 3.5.

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Article 3 - AUTOMATIC REINSURANCE

3.1 General Conditions

The Ceding Company will automatically cede to Munich Re, U.S. (Life) “New Business”. (as defined in Section 3.3) on the life insurance policies, supplementary benefits, and riders listed in Exhibit B (individually, a “Policy” and collectively, the “Policies”) issued on and after the Effective Date of this Agreement. The basis for the automatic reinsurance is shown in Exhibit B.

Munich Re, U.S. (Life) will automatically accept its share of the Policies up to the limits shown in Exhibit B only if, in addition to other conditions as set forth in this Agreement, each of the following requirements, each of which is hereby deemed a condition precedent, has been fulfilled or performed:

(a)	the insured, at the time of the application, must be a permanent resident of the United States, the United States Protectorates or Territories, or Canada, and

(b)	the Ceding Company keeps its full Ceding Company Retention, as specified in Exhibit A, or otherwise holds its full Ceding Company Retention on a life under previously issued in-force policies and applies its “Underwriting Guidelines” (as defined in Section 3.5) that it would have applied if the new Policy had fallen completely within its Ceding Company Retention, and

(c)	the Ceding Company applies its Underwriting Guidelines that are in effect at the time of Policy isşuance in accordance with Section 3.5 of this Article. In the absence of Underwriting Guidelines on any particular topic or condition or if the Underwriting Guidelines dictate that individual consideration is required, including but not limited to referrals to a medical doctor, the Ceding Company will make underwriting decisions in good faith utilizing the care, skill and diligence with which a reasonably prudent underwriter would use in the same or similar circumstances (“Prudent Underwriting Judgment”), and

(d)	the total of the new ultimate amount of reinsurance requested including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between Munich Re, U.S. (Life) and the Ceding Company, does not exceed the Automatic Binding Limits set forth in Exhibit B, and

(e)	the total amount of life insurance in force and applied for on the life with all companies, including any coverage to be replaced, does not exceed the Jumbo Limits set forth in Exhibit B, and

(f)	the application is on a life that has not been submitted facultatively by the Ceding Company to Munich Re, U.S. (Life) or any other reinsurer within the last three (3) years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

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3.2 Policy Forms

The Ceding Company has provided Munich Re, U.S. (Life) with the policy forms or product specifications applicable to the Policies reinsured under this Agreement. The policy form will provide the maximum contestable and suicide period as allowed by law.

The Ceding Company shall notify Munich Re, U.S. (Life) at least ninety (90) days prior to the effective date of any proposed material change to the status, benefits or other material feature of the policy forms or product specifications of the Policies reinsured under this Agreement.

If Munich Re, U.S. (Life) agrees to the proposed change in writing, Munich Re, U.S. (Life) shall provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. In the event that Munich Re, U.S. (Life) does not respond within thirty (30) days, Munich Re, U.S. (Life) shall be deemed to have accepted such change. If Munich Re, U.S. (Life) rejects such proposed change in writing, such proposed change shall not be reinsured under this Agreement, and Munich Re, U.S. (Life) shall not provide adjusted reinsurance coverage.

3.3 New Business

New Business is a Policy on which (a) the Ceding Company has obtained complete and current underwriting evidence in accordance with its Underwriting Guidelines (as defined herein) on the full amount issued including the highest face amount illustrated at issue, (b) the full normal commissions are paid by the Ceding Company, and (c) the suicide and contestable provisions apply from the Policy’s effective date.

3.4 Retained Amounts

The Ceding Company may not reinsure on any basis any portion of the amount it has retained on the Policies reinsured under this Agreement, without the written consent of Munich Re, U.S. (Life).

3.5 Underwriting Guidelines

The parties hereby declare and agree that all Policies covered under this Agreement shall be issued in accordance with the Ceding Company’s normal underwriting guidelines, standards and procedures (“Underwriting Guidelines”) that are in effect on the Effective Date of this Agreement and subsequently changed in accordance with this Agreement. The Ceding Company has provided or will provide the Underwriting Guidelines to Munich Re, U.S. (Life) upon its request.

Intentional decisions made by the Ceding Company to deviate from the Underwriting Guidelines in order to meet competition or to offer a better rating to place a case are “Business Decisions.” Business Decisions are ellgible for automatic reinsurance only if i) such Business Decisions are made at the time of Policy issuance, ii) the Ceding Company pays, beginning at Policy inception, reinsurance premiums that are based on the actual underwriting assessment that complies with its Underwriting Guidelines, and iii) the Automatic Binding limits contained in the Exhibits hereto apply based on the actual underwriting assessment that complies with the Ceding Company’s Underwriting Guidelines. Munich Re, U.S. (Life) shall not, under any circumstances, reinsure more than its share of such applicable Automatic Binding Limits set forth in this Agreement.

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The Ceding Company shall notify Munich Re, U.S. (Life) at least ninety (90) days in advance of the effective date of any proposed material changes to the Underwriting Guidelines and is required to keep copies of all Underwriting Guidelines in place during the duration of this Agreement. If Munich Re, U.S. (Life) agrees to the proposed changes in writing, such changes will become part of the Underwriting Guidelines applicable to the Policies reinsured under this Agreement. In the event Munich Re, U.S. (Life) does not respond within thirty (30) days, Munich Re, U.S. (Life) shall be deemed to have accepted such proposed changes. If Munich Re, U.S. (Life) rejects such proposed changes in writing, such proposed changes shall not become part of the Underwriting Guidelines applicable to the Policies reinsured under this Agreement.

lf there is a dispute between the parties regarding the appropriate application of the Ceding Company’s Underwriting Guidelines or the exercise of Prudent Underwriting Judgment on a particular Policy, and the parties are unable to resolve their disagreement reasonably promptly, the parties shall resolve such dispute by utilizing the process set forth in Section 20.2 entitled Underwriting Arbitration.

3.6 Material Change of Risk during Underwriting

If, to the knowledge of the Ceding Company, including its agents or brokers, the medical, financial or other information provided on an application for insurance changes following its submission but prior to the issuance of the Policy, and such change materially affects the life to be insured or the amount at risk, the Ceding Company must consider such material change in the issuance of the Policy. Otherwise, reinsurance coverage may not be provided under this Agreement for such Policy.

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Article 4 - FACULTATIVE REINSURANCE

4.1	The Ceding Company may submit any application on a Policy identified in Exhibit B to Munich Re, U.S. (Life) for its consideration on a facultative basis including, but not limited to, Policies with amounts in excess of the Automatic Binding Limits.

The Ceding Company shall apply for reinsurance on a facultative basis by sending to Munich Re, U.S. (Life) a mutually acceptable application for facultative reinsurance. In addition to the facultative application, the Ceding Company shall provide all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and any other information bearing on the insurability of the risk. The Ceding Company also shall notify Munich Re, U.S. (Life) of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment shall be immediately transmitted to Munich Re, U.S. (Life).

After consideration of the facultative application and related information, Munich Re, U.S. (Life) shall promptly inform the Ceding Company of its underwriting decision. If Munich Re, U.S. (Life) makes an offer, the Ceding Company must accept Munich Re, U.S. (Life)’s offer during the lifetime of the insured and within the lesser of (i) the time period specified in Munich Re, U.S. (Life)’s offer or (ii) one hundred and twenty (120) days after the Ceding Company’s receipt of such offer. The Ceding Company shall accept Munich Re, U.S. (Life)’s offer by (i) written notification or (ii) reporting such risk on the periodic reports it provides to Munich Re, U.S. (Life) pursuant to Section 7.2 and Exhibit F.

If the Ceding Company fails to accept Munich Re, U.S. (Life)’s offer as set forth above, Munich Re, U.S. (Life)’s offer shall expire and no reinsurance coverage shall exist on the risk. Article 18, Errors and Omissions, shall not apply where i) the Ceding Company fails to meet the deadline for acceptance as set forth in this Article, or ii) the Ceding Company fails to provide complete and accurate underwriting information to Munich Re, U.S. (Life).

If any risk is to be submitted to more than one reinsurer for consideration, the Allocation Rules for Placement of Facultative Cases as outlined in Exhibit D will apply.

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Article 5 - COMMENCEMENT OF LIABILITY

5.1 Automatic Reinsurance

For automatic reinsurance, Munich Re, U.S. (Life)’s liability for amounts ceded hereunder will commence at the same time as the Ceding Company’s liability but not before the Effective Date of this Agreement.

5.2 Facultative Reinsurance

For facultative reinsurance, Munich Re, U.S. (Life)’s liability will commence at the same time as the Ceding Company’s liability, provided that Munich Re, U.S. (Life) has made a facultative offer and that offer was accepted in accordance with the terms of Article 4, but in no event will Munich Re, U.S. (Life)’s liability begin prior to the Effective Date of this Agreement.

5.3 Conditional Receipt or Temporary Insurance Agreement

Reinsurance coverage under a conditional receipt or temporary insurance agreement is subject to the conditions for reinsurance coverage specified in Exhibit B and is limited to Munich Re, U.S. (Life)’s share of amounts within the conditional receipt or temporary insurance limits specified in Exhibit B less the Ceding Company Retention on the Policy. In no event, however, shall Munich Re, U.S. (Life)’s liability on any one life, including any existing reinsurance, exceed the Automatic Binding Limits in Exhibit B. Munich Re, U.S. (Life) will accept liability provided that the Ceding Company has followed its normal cash-with-application procedures for such coverage.

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Article 6 - REINSURED RISK AMOUNT

6.1 Life

The Policy Net Amount at Risk shall equal

(A) minus (B)

where:

(A) is the Death Benefit in Option 1,r Option 2 or Option 3 as applicable; and

(B) is the Cash Value in effect at the end of the monthly reinsurance billing period;

For YRT Excess Agreement, the Reinsured Net Amount at Risk shall equal

(f) X [(C) – (D)]

Where

(f)  is Munich Re, U.S. (Life)’s Share of the excess of retention as defined in Exhibit B;

(C) is the Policy Net Amount at Risk as defined above; and

(D) is the amount retained by the Ceding Company based on the Maximum Retention shown in Exhibit A or for Facultative cases the retention agreed between the two parties. Any change in the Policy Cash Value will fully reduce the amount ceded to the pool of excess reinsurers.

For YRT Quota Share Agreement, the Reinsured Net Amount at Risk shall equal

(f) X (C)

Where

(f)  is Munich Re, U.S. (Life)’s 1st Dollar Percentage Share as defined in Exhibit B if applicable;

(C) is the Policy Net Amount at Risk as defined above; and

Hence for YRT Quota Share, any change in C, the Policy Net Amount at Risk due to changes in the Policy’s Cash Value is shared proportionately between the Ceding Company and Munich Re., U.S. (Life).

6.2 Waiver of Premium

The reinsured proportion of disability waiver of premium benefit shall not be greater than the proportion reinsured on the corresponding life insurance benefit.

6.3 Accidental Death Benefit

Accidental death benefits are not reinsured under this Agreement.

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Article 7 - PREMIUM ACCOUNTING AND REPORTING

7.1 Premiums

Reinsurance premium rates for Policies reinsured under this Agreement are shown in Exhibit E. The rates will be applied to the reinsured net amount at risk.

7.2 Payment of Premiums and Reporting

Reinsurance premiums are payable monthly and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty (30) days after the end of the month, will send Munich Re, U.S. (Life) a report that contains the information in Exhibit F showing reinsurance premiums due for that period. If an amount is due Munich Re, U.S. (Life), the Ceding Company will remit that amount together with the report If an amount is due the Ceding Company, Munich Re, U.S. (Life) will remit such amount within twenty (20) days of receipt of the report.

For automatic reinsurance submissions, if a Policy or Policies are not reported within five (5) years of the Policy issue date, such Policy or Policies are not eligible for reinsurance under this Agreement. However, upon request of the Ceding Company, Munich Re, U.S. (Life) shall consider reinsuring such Policy or Policies on an automatic basis under this Agreement subject to available capacity. Article 18, Errors and Omissions, shall not apply to this Section 7.2 after five (5) years from the Policy or Policies issue date. For purposes of this paragraph, the Ceding Company’s submission to Munich Re, U.S. (Life) of premium associated with a Policy or Policies constitutes sufficient notice and/or reporting by the Ceding Company of such Policy or Policies.

Facultative reinsurance submissions are governed by the terms set forth in Article 4 of this Agreement.

7.3 Delayed Payment

Premium balances that remain unpaid for more than thirty (30) days after the Remittance Date may incur interest from the end of the Reporting Period. The Remittance Date is defined as thirty (30) days after the end of the Reporting Period. The Ceding Company or Munich Re, U.S. (Life) has the right to exercise the interest penalty which shall equal the annual effective interest rate based on the 180 day Treasury rate as reported in the Wall Street Journal on the date the payment becomes due plus 100 basis points (1%).

7.4 Failure to Pay Premiums

The payment of reinsurance premiums is a condition precedent to the liability of Munich Re, U.S. (Life) for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within thirty (30) days of the Remittance Date, Munich Re, U.S. (Life) may terminate this Agreement for both in-force and new business. If Munich Re, U.S. (Life) elects to exercise its right of termination, it shall provide the Ceding Company thirty (30) days written notice of such termination.

If all reinsurance premiums in arrears, including any that become in arrears during the thirty (30) day notice period, are not paid before the expiration of the notice period, this Agreement shall terminate and Munich Re, U.S. (Life) shall be relieved of all liability for any Policies reinsured under this Agreement. Upon termination, the Ceding Company and Munich Re, U.S. (Life) shall settle all amounts due and owing to the other party

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pursuant to the terminal accounting and settlement provision set forth in Section 22.2 of this Agreement.

The Agreement may be reinstated, subject to approval by Munich Re, U.S. (Life), within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. Otherwise, Munich Re, U.S. (Life) shall have no liability for any claims incurred on or after the date of termination of this Agreement, including claims on Policies that were backdated prior to the date of termination. The right to terminate this Agreement shall not prejudice Munich Re, U.S. (Life)’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) day notice period.

The Ceding Company shall not intentionally fail to pay reinsurance premiums in order to force Munich Re, U.S. (Life) to terminate this Agreement so that the Ceding Company may increase its Ceding Company Retention or to reinsure the Policies with another reinsurer.

7.5 Premium Rate Guarantee

The reinsurance premium rates are not guaranteed. Munich Re, U.S. (Life) reserves the right to increase its reinsurance premium rates at any time. If Munich Re, U.S. (Life) increases its rates, it shall give the Ceding Company ninety (90) days prior written notice of the change. Any increase applies only to reinsurance premiums due after the expiration of the notice period. Munich Re, U.S. (Life) will not raise the reinsurance premium rates to greater than the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates applicable at the policy issue date and 200% of the 2017 CSO Preferred Structure S&U mortality table, Gender and Smoker Distinct. An additional mortality load consistent with pricing will be applied to non-standard risks including but not limited to conversions, post level term and substandard policies.

If the Ceding Company raises its retail premiums or cost of insurance charges on any inforce business reinsured under this Agreement, it shall provide Munich Re, U.S. (Life) with thirty (30) days prior written notice of the increase. Munich Re, U.S. (Life) reserves the right to raise its reinsurance premium rates on such business by a corresponding amount. Any such increase in reinsurance premium rates shall become effective on the same date that the Ceding Company’s increase in retail premiums or cost of insurance charges becomes effective.

If Munich Re, U.S. (Life) increases its reinsurance premium rates on any block of inforce business under this Agreement on which the Ceding Company has not raised its retail premiums or cost of insurance charges, the Ceding Company has the right, but not the obligation, to recapture, in its entirety, all of the reinsured Policies on which Munich Re, U.S. (Life) increases the reinsurance premiums. Recapture shall be on the next policy anniversary of each Policy. The Ceding Company must notify Munich Re, U.S. (Life) of its intention to recapture within ninety (90) days of the reinsurance premium rate increase. Recapture under this Section 7.5 shall be governed by the terms set forth in Section 13.2.

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7.6 Foreign Account Tax Compliance Act (FATCA)

Definitions:

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, any Treasury Regulations issued with respect thereto or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

The Foreign Account Tax Compliance Act (FATCA). All payments by the parties under this Agreement will be made free and clear of, and without deduction or withholding for or on account of, any and all present or future withholding taxes, unless required by law.

Both Munich Re, U.S. (Life) and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 –- 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, Forms W-9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any intergovernmental agreements between the US and any other jurisdictions relating to FATCA. Each party to this Agreement will provide such additional documentation as may be necessary for the other party to comply with its obligations under FATCA and to determine that it has complied with its obligations under FATCA or to determine the amount to deduct and withhold from any payment under this Agreement in accordance with FATCA. This information shall be provided upon execution of this Agreement, promptly upon reasonable demand by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis following its receipt of a request for such information, it may be· subject to a US withholding tax imposed on payments of US source income.

If any taxes are required by law to be deducted or withheld in respect of amounts payable under this Agreement, then the paying company shall be entitled to make such deduction or withholding and all amounts payable under this Agreement will be net of such taxes and the paying company will not be required to pay any additional amounts or “gross-up” on account of such taxes.

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Article 8 - REDUCTIONS, TERMINATIONS, INCREASES, RISK CLASSIFICATION CHANGES AND REINSTATEMENTS

8.1 Reductions and Terminations

In the event of the lapse or termination of a Policy or Policies reinsured under this Agreement, the Ceding Company will terminate the reinsurance on that life.

In the event of the reduction of a Policy or Policies reinsured under this Agreement or any other agreement, the Ceding Company will reduce reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date by the amount required such that the Ceding Company maintains its retention as defined in this Agreement.

The reinsurance reduction will apply first to the Policy or Policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained Policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the Policy or Policies will be terminated.

Munich Re, U.S. (Life) will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any Policy fee will be deemed earned for a Policy year if the Policy is reinsured during any portion of that Policy year.

8.2 Increases

(a)	Noncontractuallncreases

If the amount of insurance is increased as a result of a noncontractual change, the increase is eligible for reinsurance only if the increase is underwritten by the Ceding Company in accordance with its Underwriting Guidelines and the requirements set forth in Article 3.3. If eligible, the increase will be considered New Business. Otherwise, the increase is not eligible for reinsurance under this Agreement.

Munich Re, U.S. (Life)’s prior written approval is required if the original Policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit B.

Munich Re, U.S. (Life) will assume its share of the entire amount in excess of the Ceding Company’s Retention as shown in Exhibit A, up to Munich Re, U.S. (Life)’s proportionate share of the Automatic Binding Limits shown in Exhibit B. Premiums for the additional reinsurance will be at the new-issue rate from the point of increase.

(b)	Contractuallncreases

For Policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual Policy provisions, including Policies with increasing net

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amount at risk, if any, will be accepted only up to Munich Re, U.S. (Life)’s proportionate share of the Automatic Binding Limits shown in Exhibit B.

For Policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in Munich Re, U.S. (Life)’s facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the Policy.

8.3 Risk Classification Changes

If the policyholder requests a table rating reduction, removal of a flat extra or other risk classification change, the Ceding Company shall underwrite such change in compliance with its Underwriting Guidelines. Risk classification changes on facultative Policies will be subject to Munich Re, U.S. (Life)’s prior written approval. Any reinsurance coverage shall be adjusted accordingly.

8.4 Reinstatement

If a Policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Ceding Company rules and procedures for reinstatement, Munich Re, U.S. (Life) will, upon notification of reinstatement, reinstate the reinsurance coverage on such Policy. If a Policy reinsured on a facultative basis is reinstated by the Ceding Company, approval by Munich Re, U.S. (Life) is required prior to the reinstatement of the reinsurance if the Ceding Company’s regular reinstatement rules indicate that more evidence than a statement of good health is required.

Upon reinstatement of the reinsurance coverage, the Ceding Company shall pay the contractual reinsurance premiums plus accrued interest for the period and at the interest rate for which it receives premiums in arrears to the same extent that the Ceding Company collects premiums and interest on such reinstated Policy.

If a Policy reinsured on a facultative basis is reinstated, Munich Re, U.S. (Life) shall reinstate the reinsurance coverage upon notification of reinstatement in accordance with Ceding Company rules and procedures for reinstatement.

8.5 Nonforfeiture Benefits

(a)	Extended Term

If the original Policy lapses and extended term insurance is elected under the terms of the Policy, reinsurance will continue on the same basis as under the original Policy until the expiry of the extended term period.

(b)	Reduced Paid-up

If the original Policy lapses and reduced paid-up insurance· is elected under the terms of the Policy, the amount reinsured shall be reduced.

Reinsurance shall be reduced by the full amount of the reduction. The reinsurance premiums shall be calculated in the same manner as reinsurance premiums were calculated on the original Policy. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the Policy shall be terminated.

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Article 9 – CONVERSIONS, EXCHANGES AND REPLACEMENTS

All Policies reinsured under this Agreement shall be issued in accordance with the Ceding Company’s normal standards and guidelines related to exchanges and replacements which are in effect on the Effective Date of this Agreement (“ER Guidelines”) and have been provided to Munich” Re, U.S. (Life), The Ceding Company shall notify Munich Re, U.S. (Life) in writing within ninety (90) days of the effective date of any proposed material change to the ER Guidelines. If Munich Re, U.S. (Life) agrees to the proposed change in writing, then such change shall become a part of the ER Guidelines. In the event that Munich Re, U.S. (Life) does not respond within thirty (30) days, Munich Re, U.S. (Life) shall be deemed to have accepted such change. If Munich Re, U.S. (Life) rejects such proposed change in writing, such proposed change shall not be applied to Policies reinsured under this Agreement. The Ceding Company’s ER Guidelines are incorporated herein by reference and shall form an integral part of this Agreement.

Unless mutually agreed otherwise, policies that are not reinsured with Munich Re, U.S. (Life) and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder.

9.1	Conversions

For term plans not reinsured with Munich Re, conversions to the permanent products reinsured under this Agreement will not be reinsured without the prior consent from Munich Re.

It is understood there may be rare situations where the Ceding Company has a contractual term conversion from an older reinsurance agreement that was either silent or did not cover conversions. In this instance, an “orphaned” conversion to permanent products reinsured under this Agreement will be considered for coverage based on an amount not to exceed the original amount reinsured and within the limits of this treaty.

The conversion reinsurance premium will be based on a point in scale using the rates shown in Exhibit E.8 (Term Conversion Premium)

9.2	Exchanges and Replacements

A Policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its Underwriting Guidelines and ER Guidelines. If the Ceding Company’s ER Guidelines treat the Policy as New Business, then the reinsurance will also be considered New Business if the Policy meets the requirements for New Business set forth in Section 3.3 of this Agreement.

In the event of an internal exchange, if the state in which a replacement Policy is issued requires waiver of the suicide or contestable provisions, then Munich Re, U.S. (Life) will honor that obligation and waive suicide or contestable provisions.

Munich Re, U.S. (Life)’s approval to exchange or replace the Policy will be required if the original Policy was reinsured on a facultative basis.

If the Ceding Company’s Underwriting Guidelines and ER Guidelines do not treat the Policy as New Business, the exchange or replacement will continue to be ceded to Munich Re, U.S. (Life). The rates will be based on the original issue age, underwriting class and duration since the issuance of the original Policy.

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Article 10 - CLAIMS

10.1	Coverage

Munich Re, U.S. (Life) shall reimburse the Ceding Company, in accordance with the terms of this Agreement, for Munich Re, U.S. (Life)’s proportionate share of benefits on the Policies listed in Exhibit B of this Agreement and paid by the Ceding Company in accordance with the terms of the applicable Policies, the Ceding Company’s Claims Procedures (as defined in Section 10.4 below) and the terms of this Agreement.

10.2	Notice

The Ceding Company shall notify Munich Re, U.S. (Life), as soon as reasonably possible, and no later than thirty (30) days after it receives a claim on a Policy reinsured under this Agreement.

10.3	Proofs and Other Documentation

a.	Incontestable Claims. An “Incontestable Claim” is a claim for benefits that falls outside of the period of time during which the Ceding Company may challenge the validity of the Policy.

(i)	Upon the Ceding Company’s request for payment of a domestic Incontestable Claim where Munich Re, U.S. (Life)’s share is less than $500,000, the Ceding Company shall provide Munich Re, U.S. (Life) with the death certificate, policy face amount, reinsured amount, retention amount, and other agreed upon information necessary for Munich Re, U.S. (Life) to reimburse the claim (“Claim Proofs”).

(ii)	In addition, upon request for payment of a domestic Incontestable claim where Munich Re, U.S. (Life)’s share is greater than or equal to $500,000, the Ceding Company shall also provide Munich Re, U.S. (Life) with a claimant’s statement and proof of payment upon which Munich Re, U.S. (Life) should rely for reimbursement of the claim.

(iii)	In addition, if the Incontestable Claim relates to a Policy for which Munich Re, U.S. (Life)’s share is greater than the Ceding Company’s share and the duration of the Policy is five (5) years or less, the Ceding Company shall promptly provide Munich Re, U.S. (Life) with all other documentation maintained by the Ceding Company related to the claim and issuance of the Policy including, but not limited to, the underwriting file, the claims investigation file and the Policy file.

(iv)	If the death occurs outside of the United States or Canada, the Ceding Company will seek consultation with Munich Re, U.S. (Life) prior to communicating a decision to the beneficiary. If after the Ceding Company seeks consultation, Munich Re, U.S. (Life) fails to respond within five (5) business days, the Ceding Company may settle the claim without further consultation.

b.	Contestable Claims. A “Contestable Claim” is a claim for benefits that falls within the period of time during which the Ceding Company may challenge the validity of the Policy. Upon the initial reporting of a Contestable Claim, the

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Ceding Company shall provide Munich Re, U.S. (Life) with Claim Proofs and all other documentation held by the Ceding Company related to the claim and issuance of the Policy, including, but not limited to, the underwriting file, the claims investigation file and the Policy file.

c.	Other. The Ceding Company will provide Munich Re, U.S. (Life) with any other non-privileged documentation that it may reasonably request regarding any claim for any amount or duration. Munich Re, U.S. (Life) agrees that any such requests will not be unduly burdensome, will be reasonable in scope and number and will only take place if Munich Re, U.S. (Life) has a legitimate need to review such documentation.

10.4	Claims Guidelines, Standards and Procedures

The Ceding Company’s adherence to its claim guidelines, standards and procedures (“Claims Procedures”), is a condition precedent to the payment of any reinsurance benefits under this Agreement. The Ceding Company has provided a copy of the Claims Procedures to Munich Re, U.S. (Life), and the Ceding Company shall notify Munich Re, U.S. (Life) within ninety (90) days of the effective date of any proposed material change to the Claims Procedures. If Munich Re, U.S. (Life) agrees to the proposed change in writing, such change shall become part of the Claims Procedures. In the event that Munich Re, U.S. (Life) does not respond within thirty (30) days, Munich Re, U.S. (Life) shall be deemed to have accepted such proposed change. If Munich Re, U.S. (Life) rejects such proposed change in writing, such proposed change shall not be applied to claims processed for Policies reinsured under this Agreement.

It is the Ceding Company’s sole decision to determine whether to investigate, contest, compromise or litigate a claim; however, the Ceding Company is responsible for investigating, contesting, compromising or litigating Policy claims in accordance with applicable law and Policy terms.

The Ceding Company acknowledges that it follows industry standards and investigates claims with any of the following criteria:

a.	If the claim occurs within the contestable period as defined by the Policy; or

b.	If there is a reasonable question regarding the validity of the insured’s death or the authenticity of the proof of death; or

c.	If the death occurs outside the United States or Canada; or d. If the insured is missing or presumed dead; or

e.	If there is a reasonable suspicion of fraud.

A claim investigation generally includes confirming proof of death, and, if material, medical records to validate the insured’s medical disclosures and financial condition at the time of Policy application. Investigations may also inclu-de obtaining police reports, coroner’s reports, financial records, or other information that would be appropriate under the circumstances.

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The Ceding Company acknowledges that it does defend against claims meeting the following criteria:

a.	If a material misrepresentation is found in the application and the policy is within the contestable period; or

b.	If fraud is found and there is a legal remedy available; or

c.	If there is insufficient proof of death.

Munich Re, U.S. (Life) shall not be liable for any Claim Exception made by the Ceding Company related to any Policy reinsured under this Agreement. A “Claim Exception” is a decision made by the Ceding Company to deny or pay a claim that is (i) inconsistent or contrary to the terms of the applicable Policy, (ii) contrary to the Ceding Company’s Claims Procedures, (iii) inconsistent with applicable law, or (iv) made solely to alleviate or reduce the Ceding Company’s risk exposure as a result of negligence or misconduct by it or its Representatives.

10.5	Amount and Payment of Reinsurance Benefits

Except as otherwise set forth herein, the total reinsurance recoverable from all companies will not exceed the Ceding Company’s total contractual liability on the Policy, less the amount retained. The maximum reinsurance benefit payable by Munich Re, U.S. (Life) to the Ceding Company under this Agreement is the risk amount specifically reinsured with Munich Re, U.S. (Life). Munich Re, U.S. (Life) will also pay its proportionate share of Claim Expenses and its proportionate share of the amount of interest dictated by state statute (“Statutory Interest”) or an amount that is mutually agreed upon by the Ceding Company and Munich Re, U.S. (Life) that the Ceding Company pays on the death benefit proceeds unless payment was unreasonably delayed by the Ceding Company.

Unless otherwise set forth in this Agreement, the Ceding Company’s contractual liability for Policies reinsured under this Agreement is binding on Munich Re, U.S. (Life) so long as all conditions and requirements under this Agreement are satisfied. A decision made by the Ceding Company as to whether or not to deny or pay a claim in whole or in part is the Ceding Company’s responsibility and rests solely within the Ceding Company’s authority. Within a reasonable time following Munich Re, U.S. (Life)’s receipt of request for payment and any other required or requested documentation, Munich Re, U.S. (Life) will adjudicate the claim for reinsurance benefits as appropriate.

The reinsurance benefit for an approved waiver of premium claim will be Munich Re, U.S. (Life)’s proportionate share of the annual gross premium waived by the Ceding Company on the policy. Munich Re, U.S. (Life) will pay waiver benefits annually regardless of the mode of premium payment specified in the policy.

For all approved waiver of premium claims for which the payment of direct premium is waived by the Ceding Company, depending on the Ceding Company’s method of administering such claims: (i) Munich Re, U.S. (Life) will waive its proportionate share of the gross reinsurance premium such that payment of such premium will not be made to Munich Re, U.S. (Life) and will be netted from the total amount of premium owed for all Policies reinsured under this Agreement or, (ii) in the event the Ceding Company pays premium to Munich Re, U.S. (Life) on a policy where a waiver claim has been approved,

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Munich Re, U.S. (Life) will reimburse the Ceding Company in the amount of its proportionate share of gross premium on such policy. If Munich Re, U.S. (Life) reimburses the Ceding Company for waiver benefits as set forth in (ii) above, such reimbursement will be made on annual bases regardless of the mode of premium payment specified in the policy.

10.6	Contestable Claims

Munich Re, U.S. (Life) shall reimburse the Ceding Company for Claims Expenses associated with the investigation of Contestable Claims for which Munich Re, U.S. (Life) assumes responsibility.

10.7	Litigated Claims

The Ceding Company shall notify Munich Re, U.S. (Life) of any litigation related to a claim under a reinsured Policy upon its receipt of the initial complaint. Immediately following such notification, the Ceding Company shall provide Munich Re, U.S. (Life) with all relevant information related to the claim in the litigation. Within ten (10) business days after receipt of all relevant information, Munich Re, U.S. (Life) shall notify the Ceding Company in writing of its decision to participate or to decline to participate in the litigation. If Munich Re, U.S. (Life) fails to provide such notification, then Munich Re, U.S. (Life) shall be deemed to have elected to participate in the litigation.

If Munich Re, U.S. (Life) declines to participate in the litigation, Munich Re, U.S. (Life) shall satisfy its obligation with respect to such claim by paying to the Ceding Company its full share of the reinsurance benefit, including accrued Statutory Interest as of the date on which Munich Re, U.S. (Life) declines to participate in the litigation, along with its proportionate share of Contestable Claims Expenses, and the Ceding Company shall accept such payment as payment in full for Munich Re, U.S. (Life)’s liability regarding such claim. If Munich Re, U.S. (Life) declines to participate in the litigation, Munich Re, U.S. (Life) shall not share in any reduction or increase in liability.

If Munich Re, U.S. (Life) agrees to participate in the litigation, Munich Re, U.S. (Life) shall reimburse the Ceding Company for its proportionate share of the Litigation Expenses (as defined below), and Munich Re, U.S. (Life) shall share in any such reduction or increase in liability related to the outcome of such litigation. Munich Re, U.S. (Life)’s participation in any such increase or reduction will be determined in accordance with Munich Re, U.S. (Life)’s proportionate share. Litigation Expenses shall be submitted to Munich Re, U.S. (Life) on a monthly basis.

Throughout the litigation, the Ceding Company shall provide Munich Re, U.S. (Life) with all information related to the litigation including, but not limited to, pleadings, interrogatories and depositions. If Munich Re, U.S. (Life) discovers information that causes Munich Re, U.S. (Life) to disagree with the Ceding Company’s course of action with respect to a litigated claim, then Munich Re, U.S. (Life) may opt out of the litigation, pay its full share of the reinsurance benefit plus its proportionate share of Statutory Interest and Litigation Expenses incurred as of the opt out date, and incur no further liability related to the claim including, but not limited to, any liability for any further Litigation Expenses. If Munich Re, U.S. (Life) opts out of the litigation, Munich Re, U.S. (Life) shall not share in any reduction in liability related to the outcome of such litigation.

In no event shall Munich Re, U.S. (Life) reimburse the Ceding Company for any Statutory Penalties, Compensatory Damages or Punitive Damages.

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10.8	Return of Premium Due to Misrepresentation or Suicide

If the Ceding Company returns premiums as a result of a misrepresentation by the insured or pays a reduced death benefit as a result of the insured’s suicide, Munich Re, U.S. (Life) shall return to the Ceding Company the reinsurance premium received on that Policy without applicable interest to the Ceding Company in lieu of any other benefit payable under this Agreement.

10.9	Misstatement of Age or Gender

In the event of a misstatement of the insured’s age or gender, the reinsured net amount at risk will be adjusted to the amount that would have been issued with the premiums paid for the correct age and gender, subject to the terms of this Agreement, as though such revised liability had been in effect on the date reinsurance for such Policy commenced under Article 3 of this Agreement. Any difference in reinsurance premium as the result of such change will be settled without interest.

10.10	Definitions

For the purposes of this Article 10, the following definitions shall apply:

“Claim Expenses” are the reasonable fees of third party vendors utilized in connection with the investigation of a Contestable Claim and, with respect to Non-Contestable Claims, the investigation of a fraudulent claim or foreign death. Claim Expenses do not include, and Munich Re, U.S. (Life) will not reimburse the Ceding Company for routine legal, claim investigation or administration expenses including, but not limited to, the Ceding Company’s home office expenses and compensation of the Ceding Company’s employees or contract workers. Furthermore, Claim Expenses do not include any expenses incurred by the Ceding Company arising out of conflicting claims of entitlement to policy benefits (e.g. interpleaders).

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty nor fixed in amount by statute.

“Litigation Expenses” are the reasonable fees of third party consultants and outside legal advisors. Litigation Expenses do not include, and Munich Re, U.S. (Life) will not reimburse the Ceding Company for routine legal, claim investigation or administration expenses including, but not limited to, the Ceding Company’s home office expenses and compensation of the Ceding Company’s employees or contract workers. Furthermore, Litigation Expenses do not include any expenses incurred by the Ceding Company arising out of conflicting claims of entitlement to policy benefits (i.e. interpleaders).

“Punitive Damages” are those damages awarded as a penalty the amount of which is neither governed nor fixed by statute.

“Statutory Penalties” are those amounts awarded as a penalty but are fixed in amount by statute.

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Article 11 – RESERVES

11.1 Credit for Reserves

The parties intend that the Ceding Company will receive statutory reserve credit in its state of domicile for the insurance risks ceded to Munich Re, U.S. (Life). The parties agree to make all reasonable efforts to ensure that this is accomplished. Munich Re, U.S. (Life) will hold reserves it deems appropriate considering the regulations of their state of domicile.

Notwithstanding any other provision of this Agreement to the contrary, if the Ceding Company loses reserve credit on its statutory financial statements for the reinsurance being provided under this Agreement due to circumstances (individually referred to as a “Reserve Credit Event”):

(i) directly caused by Munich Re, U.S. (Life), including but not limited to: (a) Munich Re, U.S. (Life)’s failure to maintain in effect a required license or accreditation in the Ceding Company’s state of domicile; or (b) Munich Re, U.S. (Life)’s failure to maintain for any reason authorization in any applicable State or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for the Ceding Company to obtain reserve credit, then Munich Re, U.S. (Life) may establish a cure to permit the Ceding Company to obtain statutory reserve credit for the reinsurance ceded under this Agreement within 120 days; or

(ii) not directly caused by Munich Re, U.S. (Life), including but not limited to: (a) financial duress results in Munich Re, U.S. (Life)’s failure to maintain authorization in any applicable State or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for the Ceding Company to obtain reserve credit; or (b) a change in law or regulation or a change in the interpretation or application of existing law or regulation by a regulator, then Munich Re, U.S. (Life) may establish a cure to permit the Ceding Company to obtain statutory reserve credit for the reinsurance ceded under this Agreement within 120 days. Munich Re, U.S. (Life) shall not unreasonably refuse to establish a cure under this clause or refuse to establish a cure solely for the purpose of forcing the Ceding Company to recapture.

The parties will provide prompt notice of any Reserve Credit Event Munich Re, U.S. (Life) will have the option of determining the method of funding to be utilized to cure; provided that the Ceding Company is satisfied that such method will provide such financial statement credit. Such cure may include the establishment of a trust for the benefit of the Ceding Company, premiums withheld by the Ceding Company, or any other reasonable solution. The cost of establishing and maintaining the cure is the sole responsibility of Munich Re, U.S. (Life) if the reason for the Reserve Credit Event is the result of a failure on the part of Munich Re, U.S. (Life) (e.g. failure to maintain a required license or accreditation). Otherwise, the cost of establishing and maintaining the cure will be shared equally by the Ceding Company and Munich Re, U.S. (Life). If the Reserve Credit Event is not cured by Munich Re, U.S. (Life) within 180 days of notice of a Reserve Credit Event, then the Ceding Company may terminate this Agreement and recapture the business ceded under this Agreement, including any offset The Ceding Company must provide Munich Re, U.S. (Life) with ninety (90) days’ written notice of its intent to recapture, and such recapture shall be subject to terminal accounting and settlement as set forth in Section 22.1

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In addition to the foregoing, Munich Re, U.S. (Life) agrees to take any additional action as may be required so as to comply with the requirements imposed by the insurance laws and regulations of the State of Ohio and of any other state or jurisdiction having jurisdiction over the Ceding Company in order to give the Ceding Company full statutory financial statement credit for the reinsurance being provided under this Agreement at all times, including amending this Agreement to add required credit for reinsurance provisions.

11.2 Service of Suit

(This Article applies to a reinsurer domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties’ obligation to arbitrate their disputes in accordance with Article 20.)

In the event of Munich Re, U.S. (Life)’s failure to perform its obligations set forth in this Article 11, Munich Re, U.S. (Life), at the request of the Ceding Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of Munich Re, U.S. (Life)’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Munich Re, U.S. (Life), once the appropriate court is accepted by Munich Re, U.S. (Life) or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction. In any suit instituted against it upon this Agreement, Munich Re, U.S. (Life) will abide by the final decision of such court or of any appellate court in the event of an appeal.

Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, Munich Re, U.S. (Life) hereby designates the party named in the signature block below, or if no party is named therein, the Superintendent,. Commissioner, or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Ceding Company or any beneficiary hereunder arising out of this Agreement.

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Article 12 - RETENTION LIMIT CHANGES

12.1	If the Ceding Company increases its Ceding Company Retention as shown in Exhibit A, it shall provide Munich Re, U.S. (Life) with written notice of the proposed increase thirty (30) days in advance of its intended effective date.

An increase to the Ceding Company Retention shall not affect the reinsured Policies in force except as specifically provided in this Agreement, and any proposed increase in the Ceding Company Retention related to New Business must be approved in writing by Munich Re, U.S. (Life) prior to the effective date of such increase.

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Article 13 - RECAPTURE

13.1	Recapture Upon Increase in Ceding Company Retention.

 As used in this Article 13, Ceding Company Retention means the Ceding Company’s maximum retention limits on any single life on a corporate or fleet level.

If the Ceding Company increases its retention over the Ceding Company Retention set forth in Exhibit A, the Ceding Company has the option to recapture certain risk amounts. If the Ceding Company has maintained its Ceding Company Retention (not a special retention limit) for the policy and the insured’s issue age, sex, and mortality classification, it may apply its increased Ceding Company Retention limits to reduce the amount of reinsurance in force as follows.

(a.)	The Ceding Company must give Munich Re, U.S. (Life) ninety (90) days written notice prior to the commencement of recapture.
(b.)	The reduction of reinsurance on affected Policies will become effective on the policy anniversary date immediately following the notice of election to recapture; however, no reduction under this Article 13 will be made until a Policy has been in force for at least the Recapture Period specified in Exhibit E.4.

(c.)	If any reinsured Policy is recaptured, all reinsured Policies eligible for recapture under the provisions of this Article must be recaptured up to the Ceding Company’s new maximum retention limits in a consistent manner and the Ceding Company must increase its total amount of insurance on each reinsured life. The Ceding Company may not revoke its election to recapture for Policies becoming eligible at future anniversaries.
(d.)	The Ceding Company may increase its Reinsurance Attachment Point shown in Exhibit A in the same proportion as the increase in its Ceding Company Retention effective on the policy anniversary date. The amount eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained had the new Ceding Company Retention been in effect at the time of issue of the applicable Policy.

If portions of the reinsured Policy have been ceded to more than one reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new maximum dollar retention limits had been in effect at the time of issue.

The amount of reinsurance eligible for recapture is based on the current amount at risk as of the date of recapture. For a Policy issued as a result of exchange, conversion, or replacement, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration period for the purpose of recapture term be measured from the effective date of the reinsurance on the original policy.

After the effective date of recapture, Munich Re, U.S. (Life) shall not be liable for any reinsured Policies or portions of such reinsured Policies that should have been recaptured pursuant to this Section 13.1. Article 18, Errors and Omissions, shall not apply to this section.

No recapture will be permitted if the Ceding Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention limits.

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13.2	Other Recapture

The Ceding Company may recapture the Policies by providing Munich Re, U.S. (Life) with ninety (90) days written notice of recapture upon the occurrence of any of the following events:

(a)	the insolvency of Munich Re, U.S. (Life) as described in Section 17.3; or

(b)	Munich Re, U.S. (Life) increases its reinsurance premiums pursuant to Section 7.5.

In the case of Munich Re, U.S. (Life)’s insolvency, the Ceding Company will recapture one-hundred percent (100%) of all Policies unless the parties otherwise mutually agree.

Recaptures under this Section 13.2 shall be subject to a terminal accounting and settlement as set forth in Section 22.1 and 22.2.

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Article 14 - GENERAL PROVISIONS

14.1	Currency

All payments and reporting by both parties under this Agreement will be made in United States dollars.

14.2	Premium Tax

Munich Re, U.S. (Life) shall not reimburse the Ceding Company for premium taxes.

14.3	Minimum Cession and Trivial Amount

The Ceding Company shall not cede a Policy to Munich Re, U.S. (Life) unless the amount to be reinsured at issue exceeds the Minimum Initial Cession amount shown in Exhibit B.

Reinsurance shall be cancelled on any Policy when its reinsured net amount at risk falls below the Trivial Amount limit shown in Exhibit B.

14.4	Inspection of Records

The Ceding Company, Munich Re, U.S. (Life) or its duly authorized Representatives, may at its sole expense audit, inspect and examine, any and all books, electronic files, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies provided that a reasonable advance notice has been given to the other party. For instance, other documents related to the Policies shall include management’s documentation and assessment of internal controls in compliance with the Sarbanes Oxley Act of 2002 Sec. 404, if applicable.

Inspection shall be performed during normal business hours and at the office of the party where the records to be inspected are routinely housed or through secure remote electronic access. The party wishing to make the inspection shall notify the other party in writing of its desire to make such an inspection and of the documents or information it desires to review. The party whose records are to be inspected shall promptly respond to the requesting party and make arrangements for a mutually acceptable time for the inspection. The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclosure the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The expense of the respective party’s employee(s) or authorized Representative(s) engaged in such activities shall be borne solely by such party.

14.5	Interest Rate

If, under the terms of this Agreement, interest is accrued on amounts due either party, such interest will be calculated using the 180 day Treasury rate as reported in the Wall Street Journal on the date the payment becomes due plus 100 basis points, except as it pertains to Article 10 and as outlined elsewhere in this Agreement.

14.6	Other

Munich Re, U.S. (Life) will not participate in gross annual premiums and policy fees paid by the policyholder, expense charges, cash values, accumulation fund amounts, dividends, nor any benefits not expressly referred to herein.

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Article 15 - DAC TAX

15.1	The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations under Section 848 of the Internal Revenue Code of 1986, as amended:

(a)	The term ‘party’ refers to either the Ceding Company or Munich Re, U.S. (Life), as appropriate.

(b)	The terms used in this Article are defined by reference to Regulation Section 1.848-2.

(c)	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

(d)	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

(e)	The Ceding Company will submit a schedule to Munich Re, U.S. (Life) by April 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year. Munich Re, U.S. (Life) may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of Munich Re, U.S. (Life)’s receipt of the Ceding Company’s calculation. If Munich Re, U.S. (Life) does not so notify the Ceding Company within the required timeframe, Munich Re, U.S. (Life) will report the net consideration as determined by the Ceding Company in Munich Re, U.S. (Life)’s tax return for the previous calendar year.

(f)	If Munich Re, U.S. (Life) contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Munich Re, U.S. (Life) submits its alternative calculation. If the Ceding Company and Munich Re, U.S. (Life) reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

(g)	Both the Ceding Company and Munich Re, U.S. (Life) represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

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Article 16 - OFFSET

Any undisputed debts or credits with respect to this Agreement, whether in favor of or against either Munich Re, U.S. (Life) or the Ceding Company, are subject to recoupment and only the balance will be allowed or paid. In addition, any undisputed mutual debts or credits with respect to this Agreement or any other agreement between the parties may be offset and only the balance will be allowed or paid.

The rights of offset and recoupment shall not be affected or diminished because of the insolvency of either party. The intent of the parties is that recoupment and offset shall be permitted to the maximum extent allowed by law.

To the extent the Ceding Company subtracts the amount of claim payments due from the amount of premium it owes Munich Re, U.S. (Life) prior to Munich Re, U.S. (Life)’s review and approval of any such claim amounts, such netting will be allowed only under Munich Re, U.S. (Life)’s reservation of rights. For the avoidance of doubt, the right of offset set forth above only applies to amounts that are undisputed by both parties. As such, in the event that a disputed claim is netted from the premium due to Munich Re, U.S. (Life), Munich Re, U.S. (Life) will be entitled to reimbursement of any such amount either by repayment of the amount or by subtracting the amount from other claim amounts owed to the Ceding Company.

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Article 17 - INSOLVENCY

17.1	Insolvency of a Party to this Agreement

A party to this Agreement shall be deemed insolvent when it:

(a)	applies for or consents to the appointment of a receiver, rehabilitator, liquidator or statutory successor of its properties or assets; or

(b)	is adjudicated as bankrupt or insolvent; or

(c)	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

(d)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

In the event of the Insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

17.2	Insolvency of the Ceding Company

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement shall be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor shall give written notice to Munich Re, U.S. (Life) of all pending claims against the Ceding Company on any Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, Munich Re, U.S. (Life) may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by Munich Re, U.S. (Life) shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of rehabilitation or liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by Munich Re, U.S. (Life). Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

Munich Re, U.S. (Life) shall be liable only for the amounts reinsured and shall not be or become liable for any amounts or reserves to be held by the Ceding Company on Policies reinsured under this Agreement.

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If, upon the liquidation of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company elects to recapture all of the Polities reinsured under this Agreement and terminate the Agreement in its entirety, such recapture and termination shall be subject to a terminal accounting and settlement as set forth in Section 22.1.

17.3      Insolvency of Munich Re, U.S. (Life)

In the event of Munich Re, U.S. (Life)’s insolvency, the Ceding Company may terminate the Agreement for in-force and future new business by promptly notifying Munich Re, U.S. (Life) in writing of its intent. The parties agree to waive the notification period for this termination, and the effective date shall be no earlier than the effective date of Munich Re, U.S. (Life)’s insolvency.

Upon giving written notice to Munich Re, U.S. (Life), the Ceding Company may also recapture all of the in-force business reinsured by Munich Re, U.S. (Life) under this Agreement Recaptures under this Section 17.3 shall be subject to a terminal accounting and settlement as set forth in Section 22.1.

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Article 18 - ERRORS AND OMISSIONS

In this section, “Error” means a clerical or administrative error or omission (other than an error in judgment) in the reinsurance administration of the business reinsured pursuant to this Agreement that is shown to be unintentional and the result of an oversight or misunderstanding.

For greater certainty, the following, while not an exclusive or exhaustive list, shall not be considered Errors:

(a)	any failure by the Ceding Company or its Representatives to comply with the conditions precedent to automatic reinsurance coverage as set forth in Section 3.1 of this Agreement, the use of Prudent Underwriting Judgment or the rules relating to Business Decisions as set forth in Section 3.5 of this Agreement;

(b)	any failure by the Ceding Company to comply with applicable law or its own internal guidelines and procedures related to the adjudication of claims or the administration of Policies including lapsing or lapsed Policies;

(c)	any failure to provide Munich Re, U.S. (Life) with notice of material changes to (i) the Ceding Company’s Underwriting Guidelines, (ii) the Ceding Company’s ER Guidelines, (iii) the Ceding Company’s Claims Procedures, or (iv) any Policy form or product specification;

(d)	facultatively submitted business for which the Ceding Company failed to notify Munich Re, U.S. (Life) of the Ceding Company’s acceptance of Munich Re, U.S. (Life)’s facultative offer pursuant to Article 4 of this Agreement; or

(e)	any failure by the Ceding Company to provide materially complete and accurate information during the quoting and pricing process; or

(f)	repetitive and systemic Errors in administration or reporting by the Ceding Company that are not rectified within a reasonable period of time.

If either Munich Re, U.S. (Life) or the Ceding Company fails to comply with certain terms of this Agreement and such failure is the result of an Error on the part of Munich Re, U.S. (Life) or the Ceding Company, then such Error shall be corrected by restoring both Munich Re, U.S. (Life) and the Ceding Company to the respective positions that they would have occupied had no such Error occurred; provided, however, nothing in this section shall operate or be construed:

(a)	to extend the liability of Munich Re, U.S. (Life) beyond any of the limits specified in this Agreement or to extend the liability of Munich Re, U.S. (Life) to cover any risk or class of insurance generally or specifically excluded from this Agreement;

(b)	to allow the Ceding Company to alter its retention on any Policy reinsured hereunder after the occurrence of a loss on such Policy; or

(c)	to impose any greater liability on Munich Re, U.S. (Life) than would have attached if the Error had not occurred.

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If it is not possible for both parties to be restored to the positions they would have occupied had the Error not occurred, then any financial consequences will be borne by the party that committed the Error.

The party first discovering any Error shall notify the other party in writing promptly upon its discovery, and the responsible party shall endeavor to correct such Error within ninety (90) days of its discovery. When an Error is discovered, the party who committed the Error will use all commercially reasonable efforts to (a) identify all other Errors of the same or similar nature through a review of records in its power, possession or control, and (b) avoid similar Errors in the future. Any monetary adjustments made between Munich Re, U.S. (Life) and the Ceding Company to correct an Error will be made with interest as set forth in Section 14.6.

The acceptance of premiums by Munich Re, U.S. (Life) in the event of an Error shall not establish liability on its part. Furthermore, this section shall not operate or be construed as a waiver by either party of its rights to enforce strictly the terms of this Agreement nor shall any resolution of an Error adopted by the parties set a precedent for the resolution of any other Error.

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Article 19 - DISPUTE RESOLUTION

Within thirty (30) days after either party provides the other party with written notification of a specific dispute, citing this Article and specifically describing the issue or issues to be resolved, each party shall appoint an active company officer who has authority to make decisions with respect to such issues. The officers shall discuss the issues and shall negotiate in good faith. During this negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers shall decide the specific format for such discussions.

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Article 20 - ARBITRATION

20.1	Arbitration

It is the intention of Munich Re, U.S. (Life) and the Ceding Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. If Munich Re, U.S. (Life) and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, and the dispute cannot be resolved through the dispute resolution process described in Article 19, the dispute shall be decided through arbitration. Such arbitration shall be conducted in accordance with the Federal Arbitration Act (9 U.S.C. Section 1 et seq.)

To initiate arbitration, either the Ceding Company or Munich Re, U.S. (Life) shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall acknowledge the notification in writing within fifteen (15) days of its receipt .

There shall be three arbitrators who shall be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties shall appoint one of the arbitrators and these two arbitrators shall select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of the appointment of the second arbitrator, then each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots for the final selection.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators shall establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators shall have the power to determine all procedural rules of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they shall weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators shall base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators shall be made by majority rule and shall be submitted in writing. The decision shall be final and binding on both parties and there shall be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. The arbitrators may not award any exemplary or punitive damages.

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Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties shall jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article will survive termination of this Agreement.

20.2	Underwriting Arbitration

If a disagreement arises involving the application of the Ceding Company’s Underwriting Guidelines or Prudent Underwriting Judgment to a particular Policy and the disagreement continues to exist following informal dispute resolution attempts, such dispute shall be resolved through the following procedure.

The parties shall appoint an active or retired underwriter who (i) has at least ten (10) years of experience in life insurance or reinsurance underwriting; (ii) is independent from the parties; and (iii) is disinterested in the outcome of the dispute (the “Independent Underwriter”).

If the parties cannot agree on the appointment of the Independent Underwriter within thirty (30) days, each party shall nominate three underwriters qualified under the prior paragraph. Within ten (10) business days thereafter, each party shall then decline two of the other party’s nominations. The Independent Underwriter shall be chosen from the remaining two nominations by drawing lots.

Within twenty (20) days of the appointment of the Independent Underwriter, each party shall submit in writing to the Independent Underwriter its proposed resolution for the dispute in addition to supporting documentation. Supporting documentation shall be limited to this Agreement, the Ceding Company’s Underwriting Guidelines and all information in the Ceding Company’s underwriting file as of the date the relevant underwriting decision was made. Each party shall provide a copy of its proposed resolution and supporting documentation to the other party.

Within thirty (30) days of the date that the proposed resolutions are due to the Independent Underwriter, the Independent Underwriter shall make his or her determination and issue a written decision. The Independent Underwriter’s decision shall take into consideration the documentation provided by both Parties, as well as the provisions of the Agreement.

The decision of the Independent Underwriter shall be final and binding on both parties, and the parties shall share the costs of the Independent Underwriter on an equal basis.

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Article 21 – PRIVACY AND CONFIDENTIALITY

21.1	Privacy and Confidentiality

The obligations set forth in this Section 21.1 regarding privacy of Confidential Information and Customer Information will survive the termination of this Agreement and remain in force indefinitely or until Munich Re, U.S. (Life) no longer has possession or control of any such Customer Information.

Munich Re, U.S. (Life) will furnish to the Ceding Company a copy of Munich Re, U.S. (Life)’s privacy policy upon request.

As used in this Article 21, Confidential Information and Customer Information are defined as follows:

Confidential Information.

(a)	As used herein, “Confidential Information” shall mean any and all materials, information, proposals, studies, or other documents related to this Agreement including: (a) Customer Information as defined in this Article 21; (b) “Proprietary Information” including, but not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, formulae, processes, techniques and information relating to past, present and future marketing, financial, research and development activities and the specific terms and conditions of this Agreement; and (c) personal information about employees, policyholders, customers, licensors, contractors and others, that may be (i) disclosed, whether orally or in writing or (ii) otherwise received or accessed by either party or Munich .Re, U.S. (Life)’s Representatives, in connection with this Agreement, whether transmitted prior to or after the Effective Date of this Agreement.

(b)	Notwithstanding the foregoing, “Confidential Information” shall not include information: (i) previously known without an obligation of confidence; (ii) independently developed by employees, consultants, or agents without reference to or use of the Confidential Information; (iii) was lawfully acquired from a third party which is not, to the acquiring party’s knowledge, under an obligation of confidence with respect to such information; (iv) that is disclosed under a court order, law or regulation, or (v) which is or becomes publicly available through no fault of either party or by no breach of this Agreement.

Customer Information.

As used herein, “Customer Information’’ means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder. For purposes of this Agreement, “Personally Identifiable Information” shall also include any public or non-public information about an individual that can be used to distinguish or trace an individual’s identity, which includes but is not limited to, first and last name plus social security number or any other unique identifier such as driver’s license or other government issued ID number, financial account numbers or access codes, date of birth, email address, mother’s maiden name and any other information that is linked or linkable to an individual, such as medical, educational, financial, and employment information

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about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of Policies issued by the Ceding Company. Confidential Information shall also include “Protected Health Information” which includes but is not limited to, any information whether oral or recorded in any form or medium that is provided or received by a health care provider, health plan, public health authority or health care clearinghouse and relates to the past, present, or future physical or mental health or condition of an individual, the provision or health care to an individual, or the past, present or future payment for the provision of health care to an Individual. Customer Information shall not include information that is not personally identifiable, which may be used by Munich Re, U.S. (Life), either alone or in aggregate, for research, studies, and for other business purposes.

21.2	Confidentiality

Each party shall hold the Confidential Information, as defined in this Article 21, in strict confidence. The Ceding Company and Munich Re, U.S. (Life) agree to, and will, transmit Personally Identifiable Information, Protected Health Information, and any other legally protected information on an encrypted basis using encryption methods and software generally accepted and customarily used in the insurance industry. Each party shall take all reasonable steps to assure that Confidential Information which has or will come into the possession or knowledge of the other in connection with this Agreement shall not be disclosed directly or indirectly to any third party, in whole or in part, without the prior express written consent of the other party unless applicable statute, Law, or regulation requires or permits such disclosure or as otherwise provided herein.

a.	Provision of Confidential Information. Each party agrees to request Confidential Information from the other party only to the extent required to permit the_ recipient to perform its obligations under this Agreement. All Confidential Information disclosed pursuant to this Agreement has been obtained in accordance with applicable law.

b.	Permitted Disclosure and Use of Confidential Information. Each party agrees not to use, disclose or distribute any Confidential Information except as necessary to perform the terms of this Agreement. Each party warrants that it will protect and maintain the Confidential Information related to this Agreement with reasonable care, which shall not be less than the degree of care it uses to protect and maintain its own Confidential Information. Each party represents and agrees that it shall not disclose Confidential Information on other than a “need to know basis” and then only to: (a) employees, officers or agents engaged in a use permitted hereby; (b) affiliates and subsidiary companies provided they shall be restricted in use and subsequent disclosure to the same extent as provided in this Article 21; (c) Representatives and third party service providers, including but not limited to retrocessionaires, rating agencies, regulators, external auditors, vendors and the MIB Group, Inc. solely for use in connection with the provision of services under the terms of this Agreement; provided that the agreements with the Representatives and third party service providers shall have reasonable standards for maintaining Confidential Information.

Either Party shall not duplicate any material containing Confidential Information except in the direct performance of its obligations under the terms of this Agreement.

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The Ceding Company acknowledges that Munich Re, U.S. (Life) may aggregate data with other companies reinsured with Munich Re, U.S. (Life) as long as the data has been de identified and cannot be identified as belonging to the Ceding Company.

c.	Legal Requirement to Disclose Confidential Information. If either party to this Agreement receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information, it shall promptly notify the other party of such receipt and tender to it the defense of such demand. After providing such notification, the party receiving the notice shall be entitled to comply with such subpoena or other process to the extent required or permitted by Law. Notwithstanding the fact that a portion of Confidential Information is or may become non-confidential, each party’s obligations under this Agreement will continue to apply to all other Confidential Information.

d.	Unauthorized Disclosure of Confidential Information. Both parties shall: (a) promptly notify the other party upon discovery of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information that compromises either the security, confidentiality or integrity of the Confidential Information by any person or entity that may become known, (b) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist in the investigation or prevention of a recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (c) cooperate in any litigation and investigation against third parties deemed necessary by either party to protect its proprietary rights or rights relating to the use, disclosure, protection and maintenance of the Confidential Information, and (d) take reasonable steps to prevent a recurrence of any such unauthorized acquisition, possession, use or knowledge, of Confidential Information. Remedies for unauthorized disclosure of Confidential Information that is not also Customer Information by either party are not limited under this agreement

e.	Munich Re, U.S. (Life)’s Liability for Breach of Confidentiality Relating to Customer Information. Munich Re, U.S. (Life) shall be responsible for all costs it incurs as a result of compliance with this Article 21, including but not limited to actual damages arising out of breaches of confidentiality by Munich Re, U.S. (Life) or its Representatives that lead to the unauthorized access, acquisition, disclosure or use of Customer Information (“Security Breach”).

For purposes of this paragraph (e), actual damages include all reasonable expenses associated with the Security Breach, including but not limited to: (a) notifying affected individuals, (b) service center response, and (c) providing appropriate credit monitoring services to affected individuals. Munich Re, U.S. (Life) agrees that the Ceding Company shall have the sole right to determine: (i) whether notices of the security breach are to be provided to individuals, regulators, law enforcement agencies, consumer reporting agencies or other as required by law or regulation, other otherwise in the Ceding Company’s discretion; and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Notwithstanding the foregoing, the Ceding Company understands and agrees that Munich Re, U.S. (Life) may be required to and if so, will provide notice of any such Security Breach to its applicable regulators.

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f.	Protection of Confidential Information. Upon the completion or termination of normal business use, Munich Re, U.S. (Life) shall return or destroy, to the extent reasonably practical and at its own determination, any Confidential Information in Munich Re, U.S. (Life)’s possession or control, subject to applicable law. Munich Re, U.S. (Life) shall safeguard all Confidential Information that cannot be returned or destroyed.

g.	Regarding Munich Re, U.S. (Life) Representatives. Munich Re, U.S. (Life) shall be responsible if Customer Information provided by Munich Re, U.S. (Life) to the Representative is the source of a breach in confidentiality. Munich Re, U.S. (Life) shall be liable for such breach to the same extent as provided above in this Article 21. Further, such liability shall be limited as provided above in this Article 21.

Notwithstanding the preceding, Munich Re, U.S. (Life)’s responsibility is limited to instances where Customer Information is transmitted to a Representative at Munich Re, U.S. (Life)’s request or direction under the terms of this Agreement using an encrypted basis using encryption methods and software generally accepted and customarily used in the insurance industry. Munich Re, U.S. (Life) shall have no responsibility for Customer Information lost in transmission, except where an error in written instructions provided by the Representative, or an act or omission of the Representative during transmission, causes such loss of Customer Information. Munich Re, U.S. (Life) will have no responsibility for the loss or a breach of Customer Information transmitted to a Representative pursuant to a separate agreement between Ceding Company and Representative, even if the Customer Information is the same as information Munich Re, U.S. (Life) previously requested or directed Ceding Company to provide to the Representative. If the circumstances are such that a breach of Customer Information occurs as a result of loss by a Representative of Customer Information provided both pursuant to and independently of a request or direction by Munich Re, U.S. (Life), and the information provided independently is alone sufficient to cause the breach, the Ceding Company agrees that it shall not seek indemnification from Munich Re, U.S. (Life) under the terms of this Agreement but rather, would seek indemnification from the Representative(s) pursuant to agreements in place with said Representative(s) or by other means. In any event, the Ceding Company will not seek to recover more than once for Customer Information obtained by a Representative from more than one source and lost in the same occurrence of breach.

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Article 22 – TERMINAL ACCOUNTING AND SETTLEMENT

22.1	Termination

(a)	In the event that this Agreement is terminated for both in-force and new business for reasons set forth elsewhere in this Agreement, a terminal accounting and settlement shall occur.

(b)	The “Terminal Accounting Date” shall be the earliest of: (a) the effective date of termination of this Agreement, or (b) any other date mutually agreed by the parties in writing.

(c)	The final settlement amount shall be determined as follows:

A + B – C

where,

“A” is the unearned reinsurance premium as of the Terminal Accounting Date.

“B” is the amount of pending claims and claims incurred but not reported as of the Terminal Accounting Date that is reported to Munich Re, U.S. (Life) within ninety (90) days of the Terminal Accounting Date.

“C” is due, but unpaid reinsurance premium as of the Terminal Accounting Date.

(d)	Munich Re, U.S. (Life) shall provide the calculation of the final settlement amount to the Ceding Company or its rehabilitator, receiver, or liquidator within 120 days of the Terminal Accounting Date. The Ceding Company or its rehabilitator, receiver or liquidator shall have sixty {60) days from the date Munich Re, U.S. (Life) provides the calculation and supporting data and information to review and validate it. In the event the Ceding Company or its rehabilitator, receiver or liquidator is not able to reasonably validate the calculation, then Munich Re, U.S. (Life) or the Ceding Company or its rehabilitator, receiver or liquidator as the case may be, shall deposit the final settlement amount into escrow and proceed to cause an arbitration of the matter pursuant to Article 20 of this Agreement Any amount so deposited shall be subject to adjustment as a result of arbitration.

(e)	If the Ceding Company or its rehabilitator, receiver, or liquidator validates the final settlement amount, it shall be paid on 181st day following the Terminal Accounting Date. In the event the final settlement amount is positive, Munich Re, U.S.(Life) shall make payment to the Ceding Company or its rehabilitator, receiver or liquidator. In the event the final settlement amount is negative, the Ceding Company or its rehabilitator, receiver or liquidator shall make payment to Munich Re, U.S. (Life).

(f)	It is the intent of the parties that under all circumstances any payments determined to be due to either party under the Terminal Accounting and Settlement shall be fully and completely subject to offset as provided under the terms of this Agreement.

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(g)	Upon completion of the settlement, Munich Re, U.S. (Life) will be released from all its liabilities under this Agreement effective as of the Terminal Accounting Date, including but not limited to, the payment of any claim, benefit, or loss under this Agreement, notwithstanding the date any such claim, benefit, or loss may be incurred.

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Article 23 - DURATION OF AGREEMENT

23.1	This Agreement is indefinite as to its duration. The Ceding Company or Munich Re, U.S. (Life) may terminate this Agreement with respect to the reinsurance of New Business by giving thirty (30) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the Ceding Company shall continue to cede and Munich Re, U.S. (Life) shall continue to accept Policies reinsured under the terms of this Agreement. Reinsurance coverage on all reinsured Policies shall remain in force until the termination or expiry of the Policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

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Article 24 - NOTICE

Any notice that is required or permitted to be given under this Agreement shall be given to the other party, in writing, and shall be (i) delivered personally, (ii) sent by courier or recognized overnight delivery service, (iii) by email, or (iv) delivered certified or registered U.S. mail, postage prepaid, to such party as follows:

If to the Ceding Company:
Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company

One Nationwide Plaza
Columbus Ohio 43215-2220
Attention: AVP Actuary, NF Actuarial Implementations

If to Munich Re, U.S. (Life):
Munich American Reassurance Company
56 Perimeter Center East, N.E.
Atlanta, GA 30346-2290
Attention: General Counsel

Any such notice shall be deemed received when: (a) it is so delivered personally; (b) a deliver and/or read receipt for email is produced; or (c) signed for when delivered by courier or recognized overnight delivery by certified or registered U.S. mail.

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Article. An amendment signed by both parties for this Change is not necessary.

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Article 25 - EXECUTION

25.1	This Agreement is effective as of August 1, 2017 (the “Effective Date”), and applies to all eligible Policies with issue dates on or after such date and to eligible Policies applied for on and after slich date that were backdated for up to six (6) months to save age. The Parties, by their respective duly authorized officers, have executed this Agreement in duplicate, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Munich American Reassurance Company

By:		By:
	(signature)		(signature)

	Emily Roman		Glenn Beuschel
	(print or type name)		(print or type name)

Title:	2nd VP, Life Pricing	Title:	AVP, Treaty Manager

Date:	11/20/17	Date:	11/20/17

Nationwide Life Insurance Company

By:		By:
	(signature)		(signature)

	Gayle Donato		Kwabena Boamah-Acheampong
	(print or type name)		(print or type name)

Title:	AVP, Actuary	Title:	Actuarial Consultant

Date:	11/30/2017	Date:	11/20/2017

Nationwide Life and Annuity Insurance Company

By:		By:
	(signature)		(signature)

	Gayle Donato		Kwabena Boamah-Acheampong
	(print or type name)		(print or type name)

Title:	AVP, Actuary	Title:	Actuarial Consultant

Date:	11/30/2017	Date:	11/28/2017

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Exhibit A

CEDING COMPANY RETENTION AND REINSURANCE COVERAGE LIMITS

A.1       Ceding Company Corporate Retention (Effective March 1, 2017 for Single Life Products excluding Term, COLI, and BOLI plans)

Total maximum retention is $10 million, graduated so as not to exceed four (4) times the Reinsurance Attachment Point below.

A. 2       Reinsurance Attachment Point

Retention will be based on a two tier approach such that the sum of the tiers will yield the maximum retention. Tier 1 is a fixed portion. Tier 2 is an additional portion based on 10% of the available face amount so that the total maximum retention is

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Exhibit B

PRODUCTS COVERED AND BINDING LIMITS

The Policies automatically reinsured under this Agreement are defined as follows.

B.1	Policies

Policies issued on products with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement

Policy Identification	Form No	Basis No	Commencement Date	Termination Date
Nationwide Variable Universal Life Protector (referred to as IVUL Protector)	ICC16- NWLA-535	Fully Underwritten	07/01/2017	Present
Nationwide Variable Universal Life Accumulator (referred to as IVUL Accumulator)	ICC16- NWLA-530	And applicable premium Rates	07/01/2017	Present

The VUL products set forth above are fully underwritten products with 3 non-tobacco classes and 2 tobacco classes. Issue ages: 0-85. Premiums are banded by seven face amount band with the highest band being $5M+.

Supplemental benefits and riders to be reinsured include:

●	Accelerated Death Benefit Rider NWLA-495: this is a terminal illness rider with terminal illness defined as diagnosed by a Physician that is expected to result in death within twelve months of the diagnosis. A lump sum payment is made in an amount not exceeding the minimum of 50% of the base policy amount or $250,000.

●	Additional Term Rider NWLA-532

●	Change of Insured Rider NWLA-416

●	Spouse Rider NWLA-423

●	Premium Waiver NWLA-420

●	Waiver of Month Deduction NWLA-421

●	Extended No Lapse Guaranteed Rider NWLA-536

●	Extended Maturity Option {a base policy provision)

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B.2	Basis

Munich Re, U.S.(life)’s Share will be This amount will not exceed Munich Re, U.S. (Life)’s Share of the maximum Automatic Binding Limits specified in Exhibit B.3.

The Ceding Company will obtain Munich Re, U.S. (Life)’s prior written consent in the event that Munich Re, U.S. (Life)’s share, as stated above, is altered for any reason including but not limited to the Ceding Company’s reallocation of the amount ceded among its reinsurance pool members.

B.3	Automatic Binding Limits

(a)	Life

Automatic Reinsurance Binding Limit – All Reinsurers Plus the Reinsured’s Retention
(Single Life Policies)

The pool maximum automatic binding amounts above include the Ceding Company Retention.

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B.4	Jumbo Limits

(a)	Life:

JUMBO LIMITS

The Reinsured is authorized to bind automatic reinsurance subject to the jumbo limit, which is defined as the amount in-force and applied for on an industry-wide basis.

Amounts to be replaced cannot be deducted from the total amount of in force except under the following conditions:

a.	An existing permanent product is to be replaced, with or without a 1035 exchange, and the new issuing company has been provided with and filed an acceptable absolute assignment form (where permitted), and/or

b.	An internal replacement situation where a like amount of inforce coverage is being issued.

The Ceding Company assumes full responsibility to effect the cancellation of the policy being replaced, concurrently with the issuance of the replacement policy. If the replacement does not occur and this result in a case exceeding the Jumbo Limits, Munich Re, U.S. (Life) has the right to decline the cases and refund all related premiums. If Munich Re, U.S. (Life) exercises this right, the Ceding Company will assume full liability for the risk.

For Second-to-Die policies, the jumbo limit is. The amount in-force and applied for on an industry-wide basis will be determined as the maximum (11, 12), where 11 and 12 are the amount in-force and applied for on an industry-wide basis for life 1 and life 2, respectively. If either life has an amount in-force or applied for under a survivorship policy not involving the other life, 50% of such amount will be allocated to the applicable life. If the lives have an amount in-force or applied for under a common survivorship policy, 100% of such amount will be allocated to each life.

B.5	Conditional Receipt or Temporary Insurance Agreement

The amount of such coverage provided by Munich Re, U.S. (Life) will be limited to its share of the lesser of the following amounts provided by the Ceding Company’s Conditional Receipt or Temporary Insurance Agreement.

1.	Munich Re, U.S. (Life)’s share of $1,000,000

2.	Munich Re, U.S. (Life)’s Automatic Acceptance Limits; or

3.	Munich Re, U.S. (Life) share of the first dollar amount of reinsurance provided by the Conditional Receipt assuming the life had been underwritten as required in this agreement.

B.6	Cession Limits

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(a)	Minimum Initial Cession: $5,000

Pool share:

Munich Re, U.S. (Life)’s share:

(b)	Minimum face amount for facultative submission: $250,000

(c)	Minimum face amount: $100,000

B.7	Increasing Net Amount at Risk, including but not limited to Return of Premium Death Benefit Option, Increasing Term Riders, Cost of Living Adjustment Riders (“INAR)

There are no policies with INAR reinsured under this Agreement.

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Exhibit C

FORMS, MANUALS, AND ISSUE RULES

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Exhibit D

ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES

Note: “N/A”

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Exhibit E
REINSURANCE PREMIUMS

E.1	Life

Policies will be reinsured on a YRT basis under this Agreement. Reinsurance premiums will be based on the 2001 VBT S&U Gender and Smoker Distinct ANB table shown in this Exhibit E, multiplied by the following percentages, further divided by 12 (monthly modal rate). Rates include a zero first year premium. The reinsurance rates are payable as long as reinsurance is in force.

$100k-249k
Gender	Risk Class	Durations	Issue Ages <30	30-39	40-49	50-59	60-69	70-79	80+

Male	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+
Female	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+

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$250k-499k
Gender	Risk Class	Durations	Issue Ages <30	30-39	40-49	50-59	60-69	70-79	80+

Male	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+
Female	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+

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$500k-999k
Gender	Risk Class	Durations	Issue Ages <30	30-39	40-49	50-59	60-69	70-79	80+

Male	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+
Female	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+

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$1m+
Gender	Risk Class	Durations	Issue Ages <30	30-39	40-49	50-59	60-69	70-79	80+

Male	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+
Female	Preferred	2-20
	Plus	21-40
	NT	41+
	Preferred	2-20
	NT	21-40
41+
	Standard	2-20
	NT	21-40
41+
	Preferred	2-20
	TB	21-40
41+
	Standard	2-20
	TB	21-40
41+

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E.2	Age Basis

Age Nearest Birthday

E.3	Policy Fees

Munich Re, U.S, (Life) will not participate in any policy fees.

E.4	Recapture Period

Number of years:

E.5	Substandard Ratings

Premiums will be based on the standard rate increased by an extra 25% percentage per table of assessed rating. Percentages (YRT) are the same as those for standard life coverage.

E.6	Flat Extras

The total premium remitted to Munich Re, U.S. (Life) will include the flat extra premium minus the allowances shown below.

Type of Flat Extra Premium	First Year	Renewal

Temporary (1-5 years)
Permanent (6 years & greater)

E.7	Riders and Benefits

E.7.1 Accelerated Death Benefit Rider – No charge at issue

E.7.2 Additional Term Rider – same charge as base plan

E.7.3 Extended No Lapse Guarantee Rider – no reinsurance charge

E.7.4 Change of Insured Rider – no charge

E.7.5 Extended Maturity Option – charge?

E.7.6 Spouse Rider – Same basis as base plan

E.7.7 Premium Waiver –

E.7.8 Waiver of Month Deduction –

E.S	Term Conversion Premium

load of the reinsurance premium stated under E.1 at a point in scale basis plus any applicable substandard rating or flat extra as stated under E.5 and E.6.

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Premium Rates for Products, Benefits and Riders

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Exhibit F

SELF-ADMINISTERED REPORTING

The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send Munich Re, U.S. (Life) the reports listed below. The reports shall be in an electronic data format acceptable to Munich Re, U.S. (Life). If changes to the data format are made, the Ceding Company shall provide an updated data dictionary and file layout.

Periodic Reports

1.	Transaction Reports, monthly

a.	New Business

b.	First Year – Other than New Business

c.	Renewal Year

d.	Policy Changes Report

e.	Accounting Information

2.	Policy Exhibit Information, monthly

3.	In-force, monthly

4.	Statutory Reserve Information, quarterly

A brief description of the data requirements follows below.

Periodic Reports

1.	Transaction Reports

The Ceding Company agrees to provide the following policy data:

a.	New Business

This report will include new issues only, the first time the Policy is reported to Munich Re, U.S. (Life). Automatic and Facultative business will be identified separately.

b.	First Year – Other than New Business

This report will include Policies previously reported on the new business detail and still in their first duration, or Policies involved in first year premium adjustments.

c.	Renewal Year

All Policies with renewal dates within the accounting period will be listed.

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Exhibit F
(continued)

d.	Policy Changes Report

Policies affected by a change during the current reporting period will be included in this report. Type of change or termination activity must be clearly identified for each Policy.

The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding Company will report the original Policy date, as well as the current Policy date.

e.	Accounting Information

Premiums and allowances will be summarized for Life coverages, Benefits, and Riders by the following categories: Automatic and Facultative, First Year and Renewals.

2.	Policy Exhibit Information

This is a summary of transactions during the current period and on a year-to-date basis, reporting the number of Policies and reinsured amount.

3.	In-force

This is a detailed report of each Policy in force.

4.	Statutory Reserve Information

Statutory reserves will be summarized for Life coverages, Benefits and Riders. The Ceding Company will specify the reserve basis used.

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Exhibit F
(continued)

IN-FORCE REPORT

The In-force Report showing all active Policies should be prepared and submitted monthly, quarterly, or annually according to the terms of the Agreement. Premiums due should be included only for the period being reported. The information required to be shown on such lists is set out below.

A.	Policy number

B.	Full name of insured

C.	Sex

D.	Date of birth (month, day, year)

E.	Issue age

F.	Attained age

G.	Policy date (month, day, year)

H.	Date of increase/decrease in specified amount

I.	Policy duration

J.	Substandard rating (table, mortality percentage, flat extra amount and duration. Show multiple of standard for ADS or WPD.)

K.	Plan or plan code (if more than one plan is covered by the Agreement)

L.	Treaty or treaty code

M.	Underwriting class (smoker, nonsmoker, preferred, etc.) N. Specified amount issued (life, ADB, WPD)

N.	Specified amount issued (life, ADB, WPD)

O.	Death benefit option (i.e., cash value included in or in addition to the specified amount)

P.	Current death benefit (under original policy)

Q.	Proportion reinsured this policy (where applicable)

R.	Amount reinsured

S.	Current reinsurance amount at risk

T.	Automatic or facultative

U.	Currency code if not U.S. currency

V.	Joint indicator

W.	Location indicator if COLI or worksite product

X.	Underwriting method

Y.	Issue state/residence state

* Desirable but not required

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Exhibit F
(continued)

There should be separate subtotals for all items listed below. Each subtotal should include:

Policy count	(life—separately for new business, renewals, and combined)
Reinsurance amount at risk	(separately for new business, renewals, and combined)
Reinsurance premium	(separately for new business, renewals, and combined)
Reinsurance commission	{separately for new business, renewals, and combined)
Net amount due Munich Re, U.S.	(Life) (separately for new business, renewals, and combined)

The various Policy details including reinsurance amount at risk and proportion reinsured shown on the In-force Report should correspond to the in force after any changes reported concurrently on the “Policy Changes Report”. The Ceding Company shall provide a grand total each reporting period for Policy count in force and reinsurance amount at risk in force (separately for new business, renewals, and combined). If applicable, a separate total of ADS in-force shall also be provided that need not be separated into new business and renewals.

The Ceding Company shall provide a total of reinsurance premium and net amount due Munich Re, U.S. (Life), including all renewals and Policy changes (separately for first year, renewals, and combined categories). Separate totals shall be provided for life, ADS, and WPD, if applicable. This may be shown on the In-force Report or may be provided in a separate summary.

Where premiums for more than one period are being reported on a single list, the basic identification (Policy number, name of insured, sex, date of birth, age, and Policy date) need be shown only one time on the first line for the Policy. Subsequent lines should each relate to a different period and the period involved should be indicated.

Although an increase or decrease in the specified amount will not, as a rule, result in the issuance of a new Policy, the amount of such increase or decrease should be reported separately from the base specified amount so that differences in premium rates can be reflected. For example, the amount of increase in specified amount might involve a substandard rating that differs from the rating for the base specified amount. In any such case, a separate policy number suffix should be assigned.

Any significant deviations from these reporting guidelines must be agreed to by Munich Re, U.S. (Life).

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Exhibit F
(continued)

POLICY CHANGES REPORT

Each monthly Policy Changes Report should show details for each Policy for which any transaction (see codes 4–12 below) occurred which has an effect on either the reinsured amount at risk or reinsurance premium. The basic Policy details to be shown include the following:

a.	Policy number

b.	Name of insured

c.	Date of birth

d.	Transaction code (changes to in force}

4.	Termination without value

5.	Policy not placed (NTO)

6.	Surrender (full or partial)

7.	Reinstatement

8.	Increase in specified amount

9.	Decrease in specified amount

10.	Conversion or change of policy/product (e.g., Option A to Option B)

11.	Death

12.	Other (Please describe.)

Under item 12, describe any other amendments such as partial recapture, full recapture, table rating reduction, etc.

e.	Effective date of transaction

f.	Net increase or decrease in reinsured amount at risk from the reinsured amount at risk last reported to Munich Re, U.S. (Life) before the change

g.	Reinsurance premium adjustment (separately for first year/renewal)

h.	Net adjustment due Munich Re, U.S. (Life) (separately for first year/renewal)

i.	Currency code if not U.S. currency

Subtotals of Policy count and reinsured amount at risk should be provided for each transaction code where the transaction is such that the Policy count in force is altered by the transaction. For items g and h, only totals are required (separately for first year/renewal/combined).

The premium adjustments should include adjustments up to the current reporting period (e.g., month, quarter).

It is not necessary to adhere strictly to the set of transaction codes shown above as long as the amendments are clearly identified and appropriate subtotals and totals can be provided.

*Desirable but not required

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Exhibit F
(continued)

IN-FORCE SUMMARY FORM

SELF-ADMINISTERED LIFE REINSURANCE

Summary Report

For the Period_______________through
To Munich American Reassurance Company

Company Name	Account Number

Treaty ID:

Plan ID:

Prepared By	Date	Phone

I.	Policy Exhibit Summary (Life Reinsurance Only)

	Number of Policies	Amount of Reinsurance
A. In Force As Of Last Report
B. New Paid Reinsurance Ceded
C. NTO
D. Reinstatements
E. Administrative New Business (Conversions, Etc.)
F. Lapses
G. Recaptures
H. Surrenders (Coinsurance Only)
I. Death
J. Expiries
K. Administrative Lapses
L. Increase/Decrease	XXXXXX
M. In Force As Of Current Report
N. ADB In Force As of Current Report	XXXXXX

II.	Accounting Summary

Category	Premiums		Commissions		Other•	Net Due Munich Re, U.S. (Life)-Life
	First Year	Renewal Year	First Year	Renewal Year
Life
WP
ADB

Total

*	If more than one category is included (e.g., surrender benefits, dividends), please show details on the reverse side of this form.

RADF61

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